Cambium Learning Group Announces Management Changes

Mar 20, 2013
9:15am

DALLAS, March 20, 2013 /PRNewswire/ — The Cambium Learning Group (NASDAQ: ABCD) Board of Directors today announced that they have accepted the resignation of Ron Klausner, the Chief Executive Officer of Cambium Learning Group.

The Board of Directors also accepted resignations from Vernon Johnson, President of Cambium Learning Group and Brad Almond, Chief Financial Officer of Cambium Learning Group.

Cambium Learning Group made the following promotions to in response to these resignations:

•	John Campbell was promoted from President of Cambium Learning Technologies to Chief Executive Officer of Cambium Learning Group.

•	George Logue was promoted from President of Sopris to President of Voyager/Sopris

•	Barbara Benson was promoted from Controller of Cambium Learning Group to Chief Financial Officer of Cambium Learning Group

•	Paul Fonte was promoted from Vice President of Technology for Cambium Learning Technologies to Chief Technology Officer for Cambium Learning Group

Mr. Klausner and Mr. Johnson have also resigned from the Board of Directors, and Mr. Joe Walsh and Mr. Campbell have been appointed to the Board of Directors to fill the vacated seats.  Mr. Walsh will become Chairman of the Board of Directors replacing Tom Kalinske as Chairman.  Mr. Kalinske will remain on the Board of Directors.

Mr. Klausner has been CEO of Cambium Learning Group since the merger with Voyager in December of 2009.  His involvement with the company traces back to when he joined ProQuest in April 2003.  His commitment to the education of children was honored in 2012 by the NABSE (National Association of Black School Educators) with the President’s Award.

Cambium Learning Group would like to thank Mr. Klausner, Mr. Johnson and Mr. Almond for the many contributions over the years to help the company serve districts, schools, teachers and children.

SOURCE Cambium Learning Group, Inc.

For further information: Barbara Benson, +1-214-932-9326